EXHIBIT 99.1
GEOGLOBAL ANNOUNCES SALE OF SHARES IN ILDE

Calgary, Alberta, Canada, July 11, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced that it has sold 8,500,000 shares acquired in the Securities Purchase and Exchange Agreement (the "Agreement") by and between the Company and The Israel Land Development Company - Energy Ltd. ("ILDE"), dated as of November 21, 2011. GeoGlobal sold the shares of ILDE through two Israeli investment houses, on an off market basis, at a 12% discount to market due to the shares being restricted until the end of August 2012. Net proceeds to GeoGlobal from the sale of the shares are approximately US$1.4 million.

“We sold a modest portion of our holding in ILDE purely for working capital purposes and retain a significant holding in ILDE.  We continue to believe there is real value in our investment in that organization,” said Paul B. Miller, President and CEO of GeoGlobal.  “The proceeds from the sale will be directly applied to meeting our capital commitments in the Myra and Sara Blocks.  The drilling of Myra-1 is progressing as planned and we anticipate reaching TD in August as previously reported.  This is an exciting time for GGR and its partners in the region and we continue to be excited by the prospects.”

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group
Dave Feick, Managing Director, Western Canada
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com